UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2014

EMBARR DOWNS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-55044	46-3403755
(Commission File No.)	(IRS Employer Identification No.)

205 Ave Del Mar #984 San Clemente, CA	92674
(Address of principal executive offices)	(zip code)

(949) 461-1471
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01 Other Events.

The Company has begun constructing its initial aquaculture farm in Indiana and intends to build a facility that would be capable of processing 3 million pounds per year. The Company has begun construction on its initial building which would be capable of processing 5,000 – 10,000 fish per year. The building is intended to allow the company to test different tank and filter set-ups and to test raising different types of fish in a controlled environment. The 2nd phase consists of building an approximately 10,000 square foot building that will hold up to 21 10,000-gallon tanks and a processing and holding space. This building will allow the Company to process up to 300,000 pounds of fish per year. The 3rd phase consists constructing a building on over an acre of land that will be capable of processing 1.5 million pounds of fish per year.

The Company then expects to expand its aquaculture farm to 50 acres and that would be capable of processing over 3 million pounds per year and expand to salt water farms as well.

The Company has begun constructing the building for its initial phase and expects it will be completed in the next 45-60 days. The Company has also agreed to lease a commercial space and expects to begin construction on our 2nd phase in the next 6 months. The Company has also agreed to purchase a 1-acre parcel and expects to begin constructing its 3rd phase building in the next 9 months.

The Company has begun preliminary talks with distributors for the Company’s fish. Additionally, the Company has agreed to acquire a storefront in Indiana to build a retail fish store for its aquaculture farms. Thereby, allowing the Company to sell its fish through distributors and its own retail space.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Embarr Downs, Inc.

Dated: April 28, 2014	By:	/s/ Joseph Wade
	Name:	Joseph Wade
	Title:	CEO

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